Exhibit 99.1

Trimeris Announces New Board Appointments; Arthur B. Cohen and Joseph P. Healey Elected to Board of Directors

MORRISVILLE, N.C.-- February 8, 2008--Trimeris, Inc. (Nasdaq: TRMS) today announced that Arthur B. Cohen and Joseph P. Healey, each a founder of, and Portfolio Manager at HealthCor Management, L.P., have been appointed to the Board of Directors of the Company. HealthCor is Trimeris' largest shareholder. Mr. Cohen and Mr. Healey each have extensive investment experience in the biotechnology industry.

Mr. Cohen, is a founder of, and Portfolio Manager at, HealthCor. Prior to establishing HealthCor in September 2005, Mr. Cohen acted as a Portfolio Manager for SAC Capital from January 2000 until March 2005. From 1995 until 2000, Mr. Cohen was responsible for healthcare investments as a Managing Director at Tiger Management, and from 1993 to 1995, he was employed as an Investment Officer at J&W Seligman. Mr. Cohen was also employed as a Vice President at the Bank of New York from 1991 until 1993 and was an Assistant Portfolio Manager of the M.S.B. Fund from 1987 to 1991. Mr. Cohen is a Chartered Financial Analyst. Mr. Cohen graduated from the University of Virginia in 1983 with a B.A. degree in Commerce and received his M.B.A. in Banking and Finance from Hofstra University in 1986.

Mr. Healey is a founder of, and Portfolio Manager at, HealthCor. Prior to establishing HealthCor in September 2005, Mr. Healey acted as a Portfolio Manager for SAC Capital from January 2000 until March 2005. Prior to joining SAC Capital, Mr. Healey was a healthcare Portfolio Manager at Kingdon Capital Management from 1997 to 2000 and was employed as an Analyst and Portfolio Manager at the Dreyfus Corporation from 1992 until 1997. Mr. Healey also served as a First Lieutenant in the United States Army Medical Service Corp at the Walter Reed Army Medical Center from 1988 to 1992. Mr. Healey is a Chartered Financial Analyst. Mr. Healey graduated from Boston University in 1988 with a B.A. in Biomedical Engineering and received his M.S. in Technology Management from the University of Maryland in 1993.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its periodic reports filed with the SEC.